Amendment to Fund Participation Agreement

This Amendment is to the Fund Participation Agreement dated September 1, 2003, (“Agreement”) between PROTECTIVE LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Illinois (“Insurance Company"), Dreyfus Variable Investment Fund, Dreyfus Stock Index Fund, Inc. (f/k/a “Dreyfus Life an Annuity Index Fund, Inc. [d/b/a Dreyfus Stock Index Fund]”), and Dreyfus Investment Portfolios.  All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, it is anticipated that, on July 2, 2012, United Investors Life Insurance Company (‘UILIC”) will merge into Protective Life Insurance Company) (”PLICO”), and the separate accounts of UILIC will become separate accounts of PLICO;

NOW THEREFORE, the parties hereby amend the Agreement as follows:

Section 1.13 is replaced in its entirety with the following:

Section 1.13.  “Separate Account” shall mean Protective Acquired Variable Annuity Separate Account (formerly Chase Variable Annuity Separate Account and FKLA Variable Annuity Separate Account) established in accordance with the laws of Illinois, and RetireMAP Variable Account, Titanium Annuity Variable Account, and Titanium Universal Life Variable Account established in accordance with the laws of Missouri.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

Dated as of June      , 2012.

PROTECTIVE LIFE INSURANCE COMPANY

By:
Name:
Title:
Date:

On Behalf of those Dreyfus funds listed above as Parties to the Agreement

By:
Name:  Kathleen DeNicholas
Title:   Assistant Secretary
Date: